EXECUTION VERSION

MASTER AGREEMENT FOR ISSUANCE OF PAYMENT INSTRUMENTS
This Master Agreement is dated 09/09/2025
Between:
(1)Greenlight Reinsurance, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (with company registration 137831) whose registered office is at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, Georgetown, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the "Company"); and
(2)Citibank Europe Plc a company incorporated in Ireland (with company registration number 132781) whose registered office is at 1 North Wall Quay, Dublin 1, Republic of Ireland (the "Bank").
It is agreed as follows:
1.General
1.1Facility uncommitted: Notwithstanding any other provision of any Facility Document, the Bank shall at no point (including after initially accepting or otherwise partially acting on an Application) be under any obligation to comply with any Application or otherwise issue a Payment Instrument.
1.2Purpose: The Facility shall only be used by the Company to provide Funds at Lloyd's for the general business at Lloyd's of the Managed Syndicate for the relevant year of account.
1.3This Facility is made on the above date by the Company in favour of the Bank, references to the Bank include its branches, Subsidiaries and/or Affiliates including its successors and assigns under this Facility.
2.Utilising the Facility
2.1Delivery of Applications: The Company may at any time deliver an Application to the Bank.
2.2Conditions precedent to first utilisation: No Application may be delivered unless the Bank has received all of the documents and evidence specified in the Facility Letter, in a form and substance satisfactory to the Bank.
2.3Conditions for each utilisation: Each Application must be accompanied by (a) the form of the proposed Payment Instrument (b) evidence that the Application has been signed and/or delivered to the Bank on behalf of the Company and (c) any other document, information or evidence that the Bank may require acting reasonably. Each Payment Instrument must be in a form and substance reasonably satisfactory to the Bank and in an Approved Currency.
2.4Bank may issue a Payment Instrument: If the conditions in the Facility Agreement have been met, the Bank may issue the Payment Instrument requested in an Application.
2.5Correspondents: Instead of issuing a Payment Instrument itself, the Bank may arrange to have the Payment Instrument issued by a third party correspondent (including any Bank Group Member) and the Company acknowledges that the Bank will enter into a binding reimbursement, indemnity or similar obligation in favour of that correspondent which corresponds to the reimbursement obligation referred to in clause 3.3 (Reimbursement).
2.6Facility Limit: (a) The Bank may opt not to issue a Payment Instrument if Total Outstandings (calculated as if that Payment Instrument had been issued) would exceed the Facility Limit on the proposed Issue Date. (b) If at any time the Bank determines that Total Outstandings exceed the Facility Limit, the Company shall within five Business Days after being given notice by the Bank Prepay one or more Payment Instruments (or part thereof) so that such excess is eliminated. (c) For the purpose of this clause 2.6 only the amount of Total Outstandings shall be reduced by any Collateral provided as part of a Prepayment referred to in paragraph (b) above.
2.7Intentionally omitted.

3.Payments by the Company
3.1Claims
(a)In relation to each Payment Instrument, the Company irrevocably and unconditionally authorises the Issuing Bank to pay any Claim made (or purported or appearing to be made) under that Payment Instrument.
(b)In relation to each Payment Instrument which is not issued by the Bank, the Company irrevocably and unconditionally authorises the Bank to pay the relevant Issuing Bank a sum equal to any payment made by that Issuing Bank under paragraph (a) above.
(c)The Company irrevocably and unconditionally agrees that:
(i)any payment which the Issuing Bank makes in accordance with or apparently or purporting to be in accordance with any Claim, Payment Instrument or related document shall be binding on and accepted by the Company, and shall be conclusive evidence that the Issuing Bank was liable to make that payment;
(ii)it shall not be a defence to a claim by the Bank against the Company under clause 3.3 (Reimbursement) that the Issuing Bank could or should have resisted or disputed any Claim; and
(iii)without prejudice to any other provision of the Facility Agreement:
(1)any Claim shall be deemed valid for the purposes of the Facility Agreement even if the person making that Claim does not have the requisite authority;
(2)any Claim shall be deemed valid for the purposes of the Facility Agreement if it appears on its face to be compliant or otherwise in order in the Bank’s reasonable, good faith judgment; and
(3)if a Payment Instrument specifies that a Claim must be accompanied by any document or documents then that document shall be deemed for the purposes of the Facility Agreement to be authentic and in compliance with the terms of the that Payment Instrument and that Claim if it appears on its face to be compliant or otherwise in order in the Bank’s reasonable, good faith judgment.
3.2Set-off: Clauses 3.1 (Claims) and 3.3 (Reimbursement) shall apply notwithstanding that the Issuing Bank may decide to make the relevant payment by exercising a set-off or other similar right that it may have against any beneficiary or other person.
3.3Reimbursement: (a) The Company shall reimburse the Bank immediately in full on demand any amount paid by the Bank in any of the circumstances contemplated by clause 3.1 (Claims). (b) The reimbursement obligation of the Company set out in paragraph (a) above shall be an overriding and unconditional one, and shall not be affected by any other matter, including the existence of any dispute, claim or set-off right existing between the Company and any other person. (c) Without prejudice to paragraphs (a) and (b) above, in relation to a payment that the Issuing Bank is to make as contemplated by clause 3.1(a) (Claims), the Company shall if required by the Bank by no less than two Business Days’ written notice to the Company place the Bank in funds of the same currency and of an equal amount of such payment no later than 4pm on the Business Day before such payment is due, on the basis that the Bank will apply such funds against the Company's reimbursement obligations under paragraph (a) or (b) above (as applicable).
3.4No investigation by the Bank: The Company acknowledges that the Issuing Bank:

(a)is not obliged to carry out any investigation or seek any confirmation from any other person before paying a Claim;
(b)deals in documents and/or demands only and will not be concerned with the legality of a Claim or any underlying transaction or any available set-off, counterclaim or other defence of any person;
(c)may make a payment as contemplated by clause 3.1(a) (Claims) (and that the Bank may make a payment as contemplated by clause 3.1(b) (Claims)) without:
(i)any reference to or further authority, confirmation or verification from the Company or any other person;
(ii)enquiry as to the justification, validity, completeness, authenticity or accuracy of the relevant Claim or any accompanying or related document; or
(iii)requiring proof that any amount or compliance the subject of that Claim is or was due,
(iv)even if the Company or any other person may dispute the validity of that Claim or the making of that payment or that Claim is made after the stated expiry date (if any) of the relevant Payment Instrument or any related document.
3.5Obligations of the Company unaffected: The obligations of the Company under this clause 3 will not be affected by:
(a)the sufficiency, accuracy or genuineness of any Claim or any other document; or
(b)any incapacity of, or limitation on the powers of, any person signing a Claim or other document.
3.6UCP or ISP: In relation to each Payment Instrument which specifies Market Standard Rules, the provisions of the relevant Market Standard Rules shall apply as between the Parties, save to the extent there is any inconsistency between the Facility Agreement and those Market Standard Rules, as between the Parties the Facility Agreement shall take precedent.
3.7Indemnity: The Company shall on demand at any time indemnify, and hold harmless, the Bank, each Correspondent and each officer, employee, representative and agent of the Bank or such Correspondent (each an "Indemnified Person") against any and all Losses whatsoever suffered or incurred by that Indemnified Person howsoever arising (otherwise than by reason of the Indemnified Person's gross negligence or wilful misconduct) out of, or in relation to:
(a)any Payment Instrument;
(b)the Facility Agreement; and/or
(c)the provision of the Facility,
(d)including as a result of any introduction of or any change in (or the interpretation, administration or application of) law or regulation which leads to a redenomination or other change in the currency, value of the currency, timing, place or manner of payment of the Issuing Bank's payment obligations under a Payment Instrument.
3.8Fees: The Company shall pay the Bank (i) in relation to any Payment Instrument under which the Company has provided Collateral at least equal to 100% of the Outstanding Value, 0.30% per annum, and (ii) in relation to any other Payment Instrument, 1.80% per annum. Such fees shall be payable quarterly in arrears as directed by the Bank.
3.9Default interest: (a) If the Company does not pay any amount payable by it under a Facility Document on its due date, interest shall accrue on a daily basis on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the Default Interest Rate, save that any default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the times and in the manner as may be determined by the Bank but will remain immediately due and payable. (b) Any interest accruing under this clause 3.9 shall be immediately payable by the Company on demand by the Bank.
4.Prepayments
4.1Illegality: If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by the Facility Agreement, the Bank may notify the Company, and upon such notification, the Company shall Prepay all Payment Instruments in full and pay and repay all other sums due under the Facility Documents on the date the Bank may specify (being no earlier than the last day of any applicable grace period permitted by law).
4.2Illegality in relation to a Payment Instrument: If it becomes unlawful for the Bank to issue or maintain a Payment Instrument, then (a) the Bank may notify the Company (b) upon such notification the Company shall use its reasonable endeavours to procure the prompt release of the relevant Payment Instrument and (c) (without prejudice to paragraph (b) above) Prepay that Payment Instrument in full on the date the Bank specifies (being no earlier than the last day of any applicable grace period permitted by law).
4.3Tail Period Collateralization: If the Bank delivers a notice of termination to Lloyd’s in respect to a Payment Instrument (“Termination Notice”) and notifies the Company of the same, the Company shall within 10 (ten) Business Days of such notification provide Collateral at least equal to 100% of the Outstanding Value.
4.4The Payment Instrument will be terminated on the date specified in the Termination Notice (such date being the "Final Expiration Date"); provided that in no event will the Final Expiration Date be earlier than 31 December of the 4th anniversary of the date of such Termination Notice. Upon the expiry of the Payment Instrument in accordance with such Termination Notice, that Payment Instrument will be reduced to zero.
4.5Collateralization Trigger Events: In addition to the requirements of Clause 4.3 (Tail Period Collateralization), the Bank may, at its sole discretion, require the Company to provide Collateral (in a maximum amount equal to 100% of the Outstanding Value in respect of a Payment Instrument) if a Collateralization Trigger Event has occurred:
4.6For the purposes of the Facility Agreement, a Collateralization Trigger Event means any of the following:
4.7(a) a material breach in Lloyd’s regulations by the Company or the Managed Syndicate; and
4.8(b) a Change of Control of the Corporate Member.
Following a Collateralization Trigger Event, if the Payment Instrument is reduced or cancelled by the beneficiary of that Payment Instrument and returned to the Bank, the minimum Collateral amount will adjust to be equal to 100% of the new Outstanding Value.
4.9Voluntary Prepayments: The Company may from time to time Prepay a Payment Instrument in whole or in part; provided that the Company shall give the Bank notice thereof not later than 5 p.m., GMT time, two (2) Business Days prior to the date of such Prepayment (which shall be a Business Day), specifying the amount to be Prepaid and the date of Prepayment.
4.10Interest: Any Collateral will accrue credit interest based on the relevant base rate as nominated by the Bank from time to time, less a liquidity charge of 0.05%. Interest will accrue on a daily basis and accrued interest shall form part of the Collateral.
5.Costs and expenses; currency indemnity
5.1Transaction expenses: The Company shall, within three Business Days of demand, pay to the Bank an amount equal to any costs or expenses (including legal fees) reasonably incurred by the Bank in connection with the negotiation, preparation, printing, execution, registration and perfection of (a) the Facility Agreement, any document referred to in the Facility Agreement and the Facility Security (if any) and (b) any other Facility Documents executed after the date of this Master Agreement.

5.2Amendment costs: If the Company requests an amendment, waiver or consent, the Company shall, within three Business Days of demand, pay to the Bank an amount equal to any costs or expenses (including legal fees) reasonably incurred by the Bank in responding to, evaluating, negotiating or complying with that request or requirement.
5.3Enforcement and preservation costs: The Company shall, within three Business Days of demand, pay to the Bank an amount equal to any costs or expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Facility Document and the Facility Security (if any) and any proceedings instituted by or against the Bank as a consequence of taking or holding the Facility Security (if any) or enforcing these rights.
5.4Currency indemnity:
(a)If any sum due from the Company under the Facility Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)making or filing a claim or proof against the Company; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,
(iii)the Company shall as an independent obligation, within three Business Days of demand, indemnify the Bank against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between the rate of exchange used to convert that Sum from the First Currency into the Second Currency and the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)The Company waives any right it may have in any jurisdiction to pay any amount under the Facility Documents in a currency or currency unit other than that in which it is expressed to be payable.
6.Tax; increased costs
6.1Tax gross-up: (a) The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law. (b) The Company shall promptly upon becoming aware it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Bank accordingly. (c) If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. (d) If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law. (e) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Bank evidence reasonably satisfactory to the Bank that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
6.2Tax indemnity
(a)The Company shall (within three Business Days of demand by the Bank) pay to the Bank an amount equal to any loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Bank in respect of a Facility Document.
(b)Paragraph (a) above shall not apply:
(i)with respect to any Tax assessed on the Bank:
(1)under the law of the jurisdiction in which the Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Bank is treated as resident for tax purposes; or

(2)under the law of the jurisdiction in which the Bank's facility office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Bank; or
(ii)to the extent a loss, liability or cost is compensated for by an increased payment under clause 6.1 (Tax gross-up); or
(iii)to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.
6.3Stamp taxes: The Company shall (within three Business Days of demand by the Bank) pay to the Bank an amount equal to any cost, loss or liability the Bank incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Facility Document provided that this Clause 6.3 shall not apply to any stamp duty, registration and other similar Taxes that are incurred in respect of an assignment, transfer, sub-participation or other disposition of the Bank's interest in respect of the Finance Documents and which would not have been incurred but for such assignment, transfer, sub-participation.
6.4VAT: All amounts expressed to be payable by the Company to the Bank under any Facility Document shall be deemed to be exclusive of any VAT, and if any VAT is or becomes chargeable on any supply made to the Company under any Facility Document and the Bank is liable to account for the VAT to a relevant tax authority, the Company shall pay to the Bank (in addition to the consideration for such supply) an amount equal to the amount of such tax and the Bank must promptly provide an appropriate VAT invoice to the Company.
6.5Increased costs: Subject to clause 6.6 (Exceptions) the Company shall, within three Business Days of a demand by the Bank, pay the Bank the amount of any Increased Costs incurred by the Bank or any of its Affiliates as a result of:
(a)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(b)compliance with any law or regulation,
(i)made after the date of this Master Agreement.
6.6Exceptions: Clause 6.5 (Increased costs) does not apply to the extent any Increased Cost is (a) attributable to a Tax Deduction required by law to be made by the Company, or (b) compensated for by clause 6.2 (Tax indemnity) (or would have been compensated for under clause 6.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 6.2(b) (Tax indemnity) applied), or (c) attributable to a FATCA Deduction required to be made by a Party, or (d) is     compensated for by clause 6.3 (Stamp taxes) or would have been compensated for under clause 6.3 (Stamp taxes) but was not so compensated solely because any of the exclusions in those clauses applied.
6.7FATCA Deduction:
(a)Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Bank.
(b)A Finance Party making, or intending to make, a claim under paragraph (b) above shall promptly notify the Company.
7.Representations
7.1General: The Company makes the representations and warranties set out in this clause 7 to the Bank.

7.2Status: The Company is an exempted company with limited liability, duly incorporated and validly existing under the law of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted.
7.3Binding obligations: Subject to the Legal Reservations, the obligations expressed to be assumed by the Company in each Facility Document are legal, valid, binding and enforceable obligations and (without limiting the generality of this clause 7.3), each Security Document (if any) to which the Company is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.
7.4Non-conflict with other obligations: The entry into and performance by the Company of, and the transactions contemplated by, the Facility Documents and the granting of the Facility Security (if any) do not and will not conflict with (a) any law or regulation applicable to it except to the extent such conflict would not be reasonably likely to have a Material Adverse Effect, (b) its constitutional documents or (c) any agreement or instrument binding upon it or any of its assets.
7.5Power and authority: The Company has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, each Facility Document to which it is a party and the transactions contemplated by that Facility Document.
7.6Authorisations: The Company is in compliance with its obligations under clause 9.1 (Authorisations).
7.7Insolvency: No corporate action, legal proceeding or other procedure or step described in clause 10.3(f) (Insolvency proceedings) has been taken or, to the knowledge of the Company, threatened in relation to the Company, and none of the circumstances described in clause 10.3(e) (Insolvency) applies to the Company.
7.8No filing or stamp taxes: Under the laws of the Company's jurisdiction of incorporation or any other jurisdictions applicable to the Company or its business, it is not necessary that any Facility Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to any Facility Document or the transactions contemplated by the Facility Documents save as may have been disclosed in writing by the Company to the Bank prior to the date of the Facility Letter.
7.9Deduction of tax: Save as may have been disclosed in writing by the Company to the Bank prior to the date of the Facility Letter or from time to time following a change in law, regulation or practice, the Company is not required to make a Tax Deduction from any payment it may make under any Facility Document to the Bank.
7.10No default: (a) No Event of Default is continuing or might reasonably be expected to result from the issue of any Payment Instrument. (b) No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on the Company or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.
7.11No proceedings pending or threatened: (a) No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against the Company. (b) The Company does not have any knowledge of any pending or threatened injunction or other interlocutory proceeding affecting any Facility Document.
7.12No breach of laws: The Company has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
7.13Security: No Security Interest exists over all or any Facility Document or any Secured Asset (if any) save the Facility Security. The Company is the legal and beneficial owner of each Secured Asset (if any) and that it has the unrestricted right to grant a first ranking Security Interest to the Bank over any such Secured Asset (and where consent of any person is required such consent has been obtained).

7.14Times when representations made: (a) All the representations and warranties in this clause 7 are made by the Company on the date of this Master Agreement and on the date which the Company counter-signs the Facility Letter. (b) The Repeating Representations are deemed to be made by the Company on the date each Application is delivered to the Bank and on each Issue Date. (c) Each representation or warranty deemed to be made after the date of this Master Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
8.Information undertakings
8.1    The undertakings in this clause 8 remain in force from the date of this Master Agreement for so long as any Payment Instrument is outstanding or the Facility remains in place.
8.1Financial statements: (a) The Company shall deliver to the Bank as soon as they are available but in any event (i) within 180 days of the end of each of its financial years (or such later date as shall be satisfactory to the Bank) the statutory audited financial statements for the Company and Managed Syndicate for that financial year (ii) within 180 days of the end of each of its financial years (or such later date as shall be satisfactory to the Bank) the audited consolidated financial statements for the Group for that financial year. (b) Each such set of financial statements shall be certified by a senior officer or director a fair representation of the financial condition of the Company, Managed Syndicate or the Group as the case may be. (c) The Company shall ensure that any financial statements delivered to the Bank shall be prepared in accordance with GAAP.
8.2Information: miscellaneous: The Company shall supply to the Bank (a) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Company, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect and (b) promptly upon request such information as the Bank may reasonably request regarding (i) the financial condition, assets and operations of the Group and (ii) any Secured Asset.
8.3Notification of default: (a) The Company shall notify the Bank of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence. (b) Promptly upon a request by the Bank, the Company shall supply to the Bank a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
8.4"Know your customer" checks: The Company shall promptly provide the Bank with any information requested from time to time by the Bank for the carrying out of any necessary "know your customer" or similar checks arising under all applicable laws and regulations pursuant to the transactions contemplated by the Facility Documents.
9.General undertakings
The undertakings in this clause 9 remain in force from the date of this Master Agreement for so long as any Payment Instrument is outstanding or the Facility remains in place.
9.1Authorisations: The Company shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, any Authorisation required under any law or regulation of its jurisdiction of incorporation to (i) enable it to perform its obligations under the Facility Documents (ii) ensure the legality, validity, enforceability or admissibility in evidence of any Facility Document and (iii) carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
9.2Compliance with laws: The Company shall comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.
9.3Merger: The Company shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction, in each case without the prior consent of the Bank, which shall not be unreasonably withheld or delayed.

9.4Change of business: The Company shall procure that no substantial change is made to the general nature of its business taken alone or the Group's business taken as a whole from that carried on by the Company and the Group respectively at the date of this Master Agreement.
9.5Pari passu ranking: The Company shall ensure that at all times any unsecured and unsubordinated claims of the Bank against it under the Facility Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
10.Acceleration
10.1Acceleration: On and at any time after the occurrence of an Event of Default which is continuing the Bank may by notice to the Company (a) declare that all amounts accrued or outstanding under the Facility Documents be immediately due and payable, at which time they shall become immediately due and payable (b) declare that all or part of any such amounts be payable on demand, at which time they shall immediately become payable on demand by the Bank (c) require the Company to Prepay all or any part of a Payment Instrument, at which time the Company shall immediately Prepay and provide Collateral (d) exercise any or all of its rights, remedies, powers or discretions under any Facility Document and/or (e) enforce or preserve any Facility Security.
10.2Events of default: Each of the events or circumstances set out in this clause 10.2 is an Event of Default:
(a)Non-payment: The Company does not pay on the due date any amount payable pursuant to a Facility Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error, or a disruption to any external payments system, and in each case payment is made within three Business Days of its due date.
(b)Other obligations: (1) The Company does not comply with any provision of the Facility Documents (other than those referred to in paragraph (a) (Non-payment) above). (2) No Event of Default under this paragraph (b) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (aa) the Bank giving notice to the Company and (bb) the Company becoming aware of the failure to comply.
(c)Misrepresentation: Any representation or statement made or deemed to be made by the Company in the Facility Documents or any other document delivered by or on behalf of the Company under or in connection with any Facility Document is or proves to have been incorrect or misleading when made or deemed to be made. No Event of Default under this paragraph (c) will occur if the circumstances giving rise to such misrepresentation are capable of remedy and are in fact remedied within 15 Business Days of the earlier of (aa) the Bank giving notice to the Company and (bb) the Company becoming aware of such misrepresentation.
(d)Cross default: (1) Any Financial Indebtedness of the Company (aa) is not paid when due (bb) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) or (cc) any creditor of the Company becomes entitled to declare any Financial Indebtedness of the Company due and payable prior to its specified maturity as a result of an event of default (however described). (2) No Event of Default will occur under this paragraph (d) if (aa) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraph (1) above is less than US$5,000,000.00 (or its equivalent in any other currency or currencies), (bb) the Financial Indebtedness falling within paragraph (1) is prepaid by the Company or (cc) the event of default or failure to pay under the Financial Indebtedness falling within paragraph (1) is remedied by the Company or waived by the applicable creditor.
(e)Insolvency: (1) The Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Bank or an Issuing Bank) with a view to rescheduling any of its indebtedness. (2) A moratorium is declared in respect of any indebtedness of the Company.

(f)Insolvency proceedings: Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company;
(ii)a composition, compromise, assignment or arrangement with any creditor of the Company (other than the Bank or an Issuing Bank);
(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Company or any of its assets; or
(iv)enforcement of any Security Interest over any assets of the Company,
(v)or any analogous procedure or step is taken in any jurisdiction. This paragraph (f) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.
(g)Unlawfulness and invalidity: (1) It is or becomes unlawful for the Company to perform any of its obligations under any Facility Document. (2) Any obligation or obligations of the Company under any Facility Document are not or cease to be (in each case, subject to the Legal Reservations) legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Bank under the Facility Documents. (3) Any Facility Document ceases to be in full force and effect or is alleged by a party to it (other than the Bank) to be ineffective.
(h)Material adverse change: Any event or circumstance occurs which is reasonably likely to have a Material Adverse Effect.
(i)Solvency Test. The Corporate Member fails as a corporate member of Lloyd's to maintain its capital resources requirement calculated by Lloyd's and notified to it in accordance with the Handbook and that failure has not been remedied within 10 Business Days of such failure. "Handbook" means the UK Prudential Regulation Authority Handbook of Rules and Guidance or the UK Financial Conduct Authority Handbook of Rules and Guidance, as applicable (each as amended from time to time).
(j)Change of Control: If there is a Change of Control of the Company.
(k)Rating: The financial strength rating of the Company, as published by A.M. Best, falls below A-.
11.Changes to parties
11.1Assignments and transfers by the Bank: The Bank may without the consent of, or notice being given to, the Company:
(a)assign any of its rights;
(b)sub-participate; and/or
(c)transfer by novation any of its rights and obligations,
under any Facility Document only to (i) an Affiliate of the Bank or (ii) to another bank or financial institution that has a similar credit rating to the Bank and that is acceptable to Lloyd’s.
11.2Assignment and transfers by the Company: The Company shall not assign, or grant Security or a trust over or in, any of its rights, or transfer any of its rights or obligations, under any Facility Document.
12.Disclosure of Transaction Information

13.In relation to any duty of confidentiality which the Bank may owe to the Company as a matter of contract, law, regulation or otherwise, but without implying any wider duty of confidentiality, the Bank may disclose any Transaction Information as the Bank shall consider appropriate to (a) any Affiliate of the Bank or any officer, director, employee, professional adviser, auditor, partner or representative of the Bank or of any Affiliate of the Bank (b) any person to (or through) whom the Bank sub-participates, assigns or transfers (or may potentially sub-participate (whether directly or indirectly), assign or transfer) all or any of its rights and/or obligations under any Facility Document and to any of that person's Affiliates, directors, employees, professional advisers, auditors, partners or representatives (c) any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or otherwise in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes (d) any person appointed by the Bank for the provision of administration, settlement or back-office services in respect of any Facility Document and/or (e) whom, and to the extent that, information is required to be disclosed by any applicable law or regulation.
14.Set-off and debit instruction
14.1Set-off: Following an Event of Default which is continuing and following the giving of prior notice to the Company, the Bank may set off any indebtedness or obligation (whether matured, unmatured, actual, contingent, conditional or otherwise) due from the Company to the Bank arising under, or in relation to, any agreement, transaction or matter (including under any Facility Document) against any indebtedness or obligation (whether matured, unmatured, actual, contingent, conditional or otherwise) owed by the Bank to the Company arising under, or in relation to, any agreement, transaction or matter (including an obligation under any Facility Document), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at the Spot Rate.
14.2Debit authority to the Bank: The Company irrevocably and unconditionally authorises the Bank, at any time following an Event of Default which is continuing and following the giving of prior written notice to the Company, to debit any account held in the Company's name with the Bank for an amount equal to any indebtedness or obligation of the Company referred to in clause 13.1 (Set-off) and the Bank shall apply such monies towards payment of any such indebtedness or obligation.
14.3Debit authority to the Bank Group: The Company irrevocably and unconditionally authorises any Bank Group Member upon being instructed to do so at any time by the Bank (following an Event of Default which is continuing and following the giving of prior written notice to the Company) to debit any account held in the Company's name with that Bank Group Member for an amount equal to any indebtedness or obligation of the Company referred to in clause 13.1 (Set-off) and following receipt of such an instruction from the Bank that Bank Group Member shall promptly debit that account for that amount and pay such amount to the Bank (without any reference to or further authority from the Company and without any enquiry as to the justification for the instruction or the validity of the same), and the Bank shall apply such monies towards payment of any indebtedness or obligation of the Company referred to in clause 13.1 (Set-off). Any such Bank Group Member is authorised to disclose any information in relation to any such account to the Bank at the Bank's request.
14.4No deductions by the Company:     All payments to be made by the Company under any Facility Document shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
15.Notices and communications indemnity
A.Any demand, request, notice or other communication to be made in connection with any Facility Document must be made in the English language unless otherwise stated and to the address or number and for whose attention as shall have been notified in advance by the parties to each other for that purpose. Any notice shall only be effective if made in writing by either fax, hardcopy letter or an agreed form of electronic communication including SWIFT or CitiDirect (as applicable).
The contact details, as at the date of this Master Agreement are:
For the Company: Greenlight Reinsurance, Ltd.

FAO: Chief Financial Officer
Address: 65 Market St,Camana Bay, P.O. Box 31110, KY1-1205, Grand Cayman, Cayman Islands
Email: faramarz@greenlightre.ky
Telephone: +1 239 310 3679 / +1 345 525 2058

For the Bank: Citibank Europe Plc
FAO: Insurance Letter of Credit Department
Address: 1 North Wall Quay, Dublin 1, Republic of Ireland
Email: iloccsu@citi.com
Telephone: +353 1 622 5570
Fax: +353 1 247 6389

or to such other contact details as either party shall provide from time to time with at least five Business Days' prior notice

B.The Bank shall be entitled to rely upon without further enquiry, any communication which the Bank believes in good faith to be given or made by the Company, irrespective of any error or fraud contained in the communication or the identity of the individual who sent the communication, and the Company shall indemnify and hold the Bank harmless from and against all actions, proceedings, costs, claims, demands, expenses or losses of any nature (direct or indirect) which the Bank may suffer, incur or sustain as a consequence of accepting and/or acting upon any such communication.

16.Miscellaneous
16.1Accounts: In any litigation or arbitration proceedings arising out of or in connection with a Facility Document, the entries made in the accounts maintained by the Bank are prima facie evidence of the matters to which they relate.
16.2Certificates and determinations: Any certification or determination by the Bank of a rate or amount under any Facility Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
16.3Currency of account: (a) Subject to paragraphs (b), (c) and (d) below, the Base Currency shall be the currency of account and payment for any sum due by the Company to the Bank under any Facility Document. (b) Each payment under clause 3.3 (Reimbursement) shall be made in the currency in which the corresponding payment was made by the relevant Issuing Bank or, at the option of the Bank, in the Base Currency in an amount equal to the Base Currency Equivalent of such payment. (c) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which they are incurred. (d) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
16.4Notional foreign exchange conversions: If the Bank needs notionally to convert a sum denominated in one currency into another currency, it shall do so using the Spot Rate.
16.5Day count convention: Any interest, commission or fee accruing under a Facility Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.
16.6Business Days: Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
16.7No fiduciary duties: Nothing in this Master Agreement constitutes the Bank as a trustee or fiduciary of any other person.
16.8Entire agreement: This Master Agreement constitutes the entire agreement, and supersedes any previous agreement, between the Parties relating to the subject matter of this Master Agreement.
16.9Conduct of business by the Bank: No provision of the Facility Agreement will (a) interfere with the right of the Bank to arrange its affairs (tax or otherwise) in whatever manner it thinks fit, (b) oblige the

Bank to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim, or (c) oblige the Bank to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
16.10Partial invalidity: If, at any time, any provision of the Facility Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
16.11Remedies and waivers: (a) No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under the Facility Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. (b) The rights and remedies provided in the Facility Agreement are cumulative and not exclusive of any rights or remedies provided by law.
16.12Amendments: Amendments to any Facility Document shall be effective only if made in writing and signed by both Parties.
16.13Counterparts: Any Facility Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of that Facility Document.
16.14Further assurance: The Company shall at its own cost do or procure to be done each and every act or thing and execute and procure the execution of each and every document which the Bank may from time to time reasonably require to be done or executed in relation to any Facility Document, the Facility and/or any Payment Instrument.
16.15Bank acting through other offices: The Bank may fulfil any obligation or exercise any right under any Facility Document through any of its offices or branches wherever they are located in the world.
17.Governing law
The Facility Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. Unless otherwise indicated in any Facility Document, that Facility Document and non-contractual obligations arising out of or in connection with it shall be governed by English law.
18.Enforcement
18.1Jurisdiction: The courts of England shall have exclusive jurisdiction to determine any dispute arising in connection with any Facility Document (and unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.
18.2Service of process: Without prejudice to any other mode of service allowed under any relevant law, the Company irrevocably appoints CSC CLS (UK) Limited, 1 Bartholomew Lane, London, EC2N 2AX, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Facility Document.
19.Data protection.
19.1Compliance with law: Each Party will comply with applicable data protection and privacy laws in processing personal data in connection with its activities under this Master Agreement. Each Party acknowledges and agrees that each act as a separate and independent data controller in respect of its processing of personal data under this Master Agreement and that each party is responsible for its own compliance with its obligations as an independent data controller under applicable data protection and privacy laws.
19.2Mutual cooperation: Each Party will promptly notify, and reasonably cooperate with and provide information to, the other Party in respect of any data subject requests, communications from supervisory authorities, notifiable personal data breaches relating to the processing of personal data under this Master Agreement, in each case to the extent reasonably necessary to enable the other Party to meet its obligations to data subjects and/or supervisory authorities.

Definitions: The terms ‘personal data’, ‘personal data breach’, ‘processing’, ‘data subject’ and ‘supervisory authority’ shall have the respective meanings set forth in the General Data Protection Regulation (EU) 2016/679, as amended or superseded from time-to-time.

20.Recognition of bail-in
20.1Notwithstanding any other terms of this Master Agreement, any other Facility Document or any other agreement, arrangement or understanding between the parties, each counterparty (including the Company) to a BRRD Party acknowledges and accepts that any liability of a BRRD Party to it under or in connection with this Master Agreement or another Facility Document may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of (i) any Bail-In Action in relation to any such liability, including (without limitation) (A) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, (B) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (C) a cancellation of any such liability and (ii) a variation of any terms of this Master Agreement and/or any other Facility Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
20.2For the purposes of this Clause 19 (Recognition of Bail-In): (i) "Bail-In Action" means the exercise of any Write-down and Conversion Powers. (ii) "Bail-In Legislation" means, in relation to Ireland, the European Union (Bank Recovery and Resolution) Regulations 2015 (S.I. No. 289/2015). (iii) "BRRD" means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. (iv) "BRRD Party" means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD, including Citibank Europe plc. (v) "EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway. (vi) "Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers. (vii) "Write-down and Conversion Powers" means, in relation to Ireland, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which (A) any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period) and (B) any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised.

This Master Agreement has been entered into and will take effect on the date stated at the beginning of this Master Agreement.

Schedule 1
Definitions and interpretation
1.Definitions
In this Master Agreement:
(a)"Account Charge" means an agreement (with governing law appropriate to the location of the subject matter thereof) entered into by the Company in favour of the Bank pursuant to which security over any Collateral is created as security for, amongst other things, the Secured Liabilities.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Application” means an application form signed by the Company or an agreed form of electronic communication including via CitiDirect and SWIFT addressed to the Bank requesting the issuance of a Payment Instrument, such application form to be in a form and substance reasonably satisfactory to the Bank and which must in any case identify that it is being delivered pursuant to the Facility Letter.
"Approved Currencies" is specified in the Facility Letter.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
(b)"Bank Group" means the Bank and all its Affiliates for the time being, and "Bank Group Member" means any member of the Bank Group.
"Base Currency" is as specified in the Facility Letter.
1.1"Base Currency Equivalent" means, in relation to a sum denominated in a currency other than the Base Currency, the Base Currency amount of such sum notionally converted at the Spot Rate.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Dublin, London, the Cayman Islands and (in relation to any date for payment or purchase of a currency) the principal financial centre of the country of that currency.
"Change of Control" means, with respect to any person (the "Controlled Person") (i) all or substantially all of the business and/or assets of the Controlled Person are sold, transferred or otherwise disposed to one or more persons or (ii) the Controlling Party ceases to control directly or indirectly the Controlled Person or, if no Controlling Party is specified in the Facility Letter, any person or group of persons acting in concert gains direct or indirect control of the Controlled Person. For the purposes of this definition:
(a)"control" of a Controlled Person (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to (X) cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Controlled Person or (Y) appoint or remove all, or the majority, of the directors or other equivalent officers of the Controlled Person or (Z) give directions with respect to the operating and financial policies of that person with which the directors or other equivalent officers of the Controlled Person are obliged to comply; and/or (ii) the holding beneficially of more than 50% of the issued share capital of the Controlled Person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and
(b)"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Controlled Person by any of them, either directly or indirectly, to obtain or consolidate control of the Controlled Person.
(i)"Claim" means any claim or demand made or purported to be made by a beneficiary under a Payment Instrument that appears on its face to be in order or otherwise compliant with the terms of that Payment Instrument.

(ii)"Code" means the US Internal Revenue Code of 1986.
"Controlling Party" is as may be defined in the Facility Letter.
“Corporate Member” means Greenlight Re Corporate Member Ltd.
"Correspondent" means, in relation to a Payment Instrument, a third party correspondent referred to in clause 2.5 (Correspondents) which has issued or, as the context requires, it is proposed will issue that Payment Instrument at the request of the Bank.
"Default" means an Event of Default or any event or circumstance specified in clause 10.3 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Facility Documents or any combination of any of the foregoing) be an Event of Default.
"Default Interest" means interest on any sum due to the Bank which is not paid on its due date and shall be calculated and administered in accordance with clause 3.9 (Default interest).
(c)"Default Interest Rate" means, at any time, a daily fluctuating interest rate per annum equal to two percent per annum above:
(a)in respect of an overdue amount expressed to be payable in US$, the rate of interest announced publicly from time to time by Citibank N.A. (or any applicable Affiliate of Citibank N.A.) in New York as its base rate; or
(b)in respect of an overdue amount expressed to be payable in a currency other than US$, a base rate in that currency as selected by the Bank,
(c)provided that if at any time any such base rate is less than 0%, then it shall be deemed to be 0%.
"Event of Default" means any event or circumstance specified as such in clause 10.3 (Events of Default).
"Evergreen Payment Instrument" means a Payment Instrument which contains a provision automatically extending its expiry unless the Issuing Bank issues a notice to the beneficiary(ies) that the Issuing Bank does not wish to so extend that Payment Instrument.
"Facility" means the Payment Instrument issuance facility made available by the Bank to the Company pursuant to the terms of the Facility Agreement.
2.    "Facility Agreement” means the agreement comprising the Facility Letter and this Master Agreement.
"Facility Document" means (a) the Facility Letter (b) this Master Agreement (c) any Application (d) any Security Document (e) the Guarantee and (f) any other document designated as such from time to time by the Parties.
"Facility Expiry Date" is as defined in the Facility Letter.
"Facility Letter” means the facility letter signed by the Bank addressed, and counter-signed by, the Company which incorporates this Master Agreement.
"Facility Limit" is as defined in the Facility Letter or as otherwise agreed by the Parties in writing.
"Facility Security" means the Security Interests created or expressed to be created in favour of the Bank pursuant to the Security Documents (if any).
"FATCA" means (a) sections 1471 to 1474 of the Code or any associated regulations or other official guidance (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Facility Document required by FATCA.
"FATCA Exempt Party" means a person that is entitled to receive payments free from any FATCA Deduction.
"Finance Party" means the Bank and any Correspondent which issues a Payment Instrument.
(a)"Financial Indebtedness" means any indebtedness incurred for or in respect of (a) moneys borrowed (b) any transaction or arrangement that has the commercial effect of a borrowing and (c) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (b) above.
"Funds at Lloyd's" or "FAL" has the meaning given to it under paragraphs 16 and 17 of the Membership Byelaw (No. 5 of 2005).
"GAAP" means generally accepted accounting principles in the jurisdiction of incorporation of the Company.
(b)"Group" means the Company and its Subsidiaries for the time being and "Group Member" means any member of the Group.
“Guarantee” means the guarantee for the benefit of the Bank provided by the Guarantor, dated on or about the date of this Facility Letter.
(c)“Guarantor” shall mean Greenlight Capital Re Ltd an exempted company incorporated with limited liability under the laws of the Cayman Islands (with company registration 137830) whose registered office is at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, Georgetown, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"Increased Cost" means:
(a)a reduction in the rate of return from the Facility or on the overall capital of the Bank or any of its Affiliates;
(b)an additional or increased cost; or
(c)a reduction of any amount due and payable under the Facility, which is incurred or suffered by the Bank or any of its Affiliates to the extent that it is attributable to the Bank funding or performing its obligations under the Facility.
(d)"ISP" means the ICC International Standby Practices in force as at 1 January 1998 (ICC publication number 590) as may be amended, reissued or replaced from time to time.
"Issuing Bank" means, in relation to a Payment Instrument, the Bank or, as the case may be, the Correspondent which issues that Payment Instrument.
"Issue Date" means, in relation to a Payment Instrument, the proposed date of issue of that Payment Instrument or, as the context requires, the date on which that Payment Instrument was issued.
"Legal Reservations" means:
(a)    the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)    the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim

(c)    similar principles, rights and defences under the laws of any applicabnle jurisdiction; and
(d)    any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered in relation to the Facility Agreement.
"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
"Lloyd's" means the Society incorporated by the Lloyd's Act 1871 by the name Lloyd's.
"Losses" means any or all costs, expenses (including legal expenses), losses, claims, damages or other liabilities of whatsoever nature and whensoever arising (including any direct, indirect or consequential losses, loss of profit, loss of goodwill and loss of reputation), whether or not they were foreseeable or likely to occur, except that Losses shall not include any amounts which are compensated for by clause 6.2 (Tax indemnity) (or would have been compensated for under clause 6.2 (Tax indemnity) but were not so compensated solely because any of the exclusions in paragraph (b) of clause 6.2 (Tax indemnity) applied).
"Market Standard Rules" means, in relation to a Payment Instrument, ISP or UCP if incorporated in that Payment Instrument.
"Material Adverse Effect" means in the opinion of the Bank a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company taken alone or the Group taken as a whole (b) the ability of the Company to perform its obligations under any Facility Document or (c) the validity or enforceability of, or the effectiveness or ranking of any Facility Security or the rights or remedies of the Bank under any Facility Document.
“Managed Syndicate” means Lloyd’s Syndicate 3456.
"Outstanding Value" means, at any time in relation to any Payment Instrument, the maximum actual and contingent liability of the Bank at that time under or in relation to that Payment Instrument, as determined by the Bank.
"Party" means the Company or the Bank.
"Payment Instrument” means a guarantee, indemnity, bond, undertaking, standby letter of credit or similar instrument issued, or (as the case may be) to be issued, pursuant to an Application by the Bank in favour of one or more beneficiaries, such instrument to be in a form and substance satisfactory to the Bank.
"Repeating Representations" means each of the representations set out in clause 7 (Representations) other than Clauses 7.7, 7.10(b) and 7.11.
"Secured Assets means any asset of the Company which from time to time is, or is expressed or intended to be, the subject of any Facility Security.
"Secured Liabilities" means all present and future indebtedness and liabilities due, owing or incurred by the Company to the Bank from time to time under or in connection with any Facility Document (in each case whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently or whether as principal, surety or otherwise).
"Security Interest" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Document" means (a) any security document creating or purporting to create a security interest over the Collateral (if any) (b) any document or instrument required to be executed or delivered pursuant to any Security Document (including any notice of charge, any acknowledgment of notice of charge or any account control agreement) (c) any other document evidencing any Security Interest held by the Bank as security, amongst other things, for the discharge of any Secured Liability or (d) any other document designated as such from time to time by the Parties.
"Spot Rate" means the spot rate of exchange, as the Bank may determine, for the purchase of the relevant currency with another currency in the London foreign exchange market at or about 11am on a particular day.

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006, and for this purpose if any shares are held by way of security, the person providing that security shall be treated as the member of the relevant company unless and until that security is realised, notwithstanding that the beneficiary of that security (or a nominee of that beneficiary) may be registered as a member of the relevant company.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Facility Document, other than a FATCA Deduction.
"Total Outstandings" means at any time the aggregate Outstanding Value of all Payment Instruments (with any such liability not denominated in the Base Currency being notionally converted at that time by the Bank into the Base Currency), as determined by the Bank.
(e)"Transaction Information" means all information relating to the Company, the Group, any Managed Syndicate, any Facility Document or the Facility of which the Bank becomes aware in its capacity as provider of the Facility or which is received by the Bank in relation to any Facility Document or the Facility from any Group Member or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public information other than as a direct or indirect result of any breach by the Bank of clause 12 (Disclosure of Transaction Information) (b) is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers or (c) is known by the Bank before the date the information is disclosed to it in accordance with the foregoing or is lawfully obtained by the Bank after that date.
(f)"UCP" means the ICC Uniform Customs and Practice for Documentary Credits 2007 Revision (ICC publication number 600) as may be amended, reissued or replaced from time to time.
(g)"VAT" means (a) any value added tax imposed by the Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.
3.Interpretation
3.1Unless a contrary indication appears, a reference in the Facility Agreement to:
(a)a "Party" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(b)a "Facility Document" or any other agreement or instrument is a reference to that Facility Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(c)if any Payment Instrument is at any time increased in amount, extended in time, renewed (in part or in full) or amended in any other way, the provisions of the Facility Agreement shall apply to that Payment Instrument as so increased, extended, renewed or amended;
(d)"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(e)a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(f)a provision of law is a reference to that provision as amended or re-enacted;
(g)a gender includes all other genders, and the singular includes plural and vice versa;

(h)"the Bank may" or "the Issuing Bank may" do something (or words with a similar meaning) means that the Bank or the Issuing Bank may decide in its absolute discretion whether or not to do that thing (without the need to give notice to, or obtain consent of, the Company);
(i)when something is specified to occur:
(i)"after" a certain date or day, it shall be taken to refer to "after (but not including)" that date or day; and
(ii)"before" a certain date or day, it shall be taken to refer to "before (but not including)" that date or day; and
(j)"including" shall not be interpreted narrowly but shall be interpreted to mean "including (but not limited to)" or "including without prejudice to the foregoing", and "include" and "included" shall be interpreted accordingly; and
(k)a time of day is a reference to Dublin time and "close of business" shall mean 5pm Dublin time on the relevant day.
3.2Clause and schedule headings are for ease of reference only.
3.3A Default (other than an Event of Default) is "continuing" if it has not been waived by the Bank or remedied to the satisfaction of the Bank, and an Event of Default is "continuing" if it has not been waived by the Bank.
3.4Meaning of Prepaying: The Company "Prepaying" a Payment Instrument means:
(a)the Company providing Collateral in a sum equal to the amount of such Prepayment;
(b)the maximum amount payable under that Payment Instrument being reduced or cancelled in whole or in part in accordance with its terms; and/or
(c)the Bank being satisfied that it has no further liability under or in relation to that Payment Instrument to the extent of such Prepayment,
(d)and the amount by which Payment Instrument is repaid under paragraphs (a) and (b) above is the amount of the relevant Collateral or reduction/cancellation.
3.5Meaning of Collateral: The Company providing "Collateral" for a Payment Instrument means the Company paying an amount in the currency of that Payment Instrument to an account in the name of the Company held with a Bank Group Member nominated by the Bank and the following conditions being met (a) until no actual or contingent liability of the Bank exists under or in relation to that Payment Instrument, withdrawals from the account may only be made to pay the Bank amounts due and payable to it under the Facility Agreement in respect of that Payment Instrument and (b) the Company has executed an Account Charge over that account and the cash held in it, in form and substance satisfactory to the Bank, creating a first ranking security interest over that account in favour of the Bank, and all legal and other formalities in relation to such Account Charge have been carried out to the satisfaction of the Bank.
3.6Third party rights: (a) Any Indemnified Person has the right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any indemnities or similar in this Master Agreement which refer to Indemnified Persons. (b) Any Bank Group Member has the right under the Third Parties Act to enforce or enjoy the benefit of the authorisation contained in, and the other provisions of, clause 13.3 (Debit authority to the Bank Group). (c) Unless expressly provided to the contrary in a Facility Document, a person who is not a Party has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Master Agreement. (d) Notwithstanding any term of any Facility Document, the consent of any person who is not a Party is not required to rescind or vary this Master Agreement at any time.

Signature Pages

In its capacity as the Company
EXECUTED by Greenlight Reinsurance, Ltd. acting by: Name: Faramarz Romer__ Title: Chief Financial Officer	) ) ) ) ) ) ) (Sign) /s/ Faramarz Romer )
Corporate details: Jurisdiction of incorporation: Company registration number: Registered office address:	Cayman Islands 137831 Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, Georgetown, PO Box 2681, Grand Cayman KY1-1111

In its capacity as the Bank
EXECUTED by Citibank Europe Plc acting by: Name: Niall Tuckey______ Title: DIRECTOR_______	) ) ) ) ) ) ) (Sign) /s/ Niall Tuckey )
Corporate details: Jurisdiction of incorporation: Company registration number: Registered office address:	Ireland 132781 1 North Wall Quay, Dublin 1, Republic of Ireland